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Exhibit 21.1

SUBSIDIARIES OF
FLOW INTERNATIONAL CORPORATION

Subsidiary	State or other Jurisdiction of Incorporation or Organization
Flow International Sales Corporation	Guam
Flow Europe, GmbH	Germany
Flow Asia Corporation	Taiwan
Flow Asia International Corporation	Mauritius
Flow Japan Corporation	Japan
Foracon Maschinen und Anlagenbau GmbH & CO.KG	Germany
CIS Acquisition Corporation	Michigan
Robotic Simulations Limited	United Kingdom
Hydrodynamic Cutting Services	Louisiana
Flow Automation Systems Corporation	Ontario
Flow Autoclave Systems, Inc.	Delaware
Flow Holdings GmbH (SAGL) Limited Liability Company	Switzerland
Flow Pressure Systems Vasteras AB	Sweden

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  Exhibit 21.1
SUBSIDIARIES OF FLOW INTERNATIONAL CORPORATION